Exhibit 10.1

MINING LEASE WITH OPTION TO PURCHASE

THIS MINING LEASE AGREEMENT MADE AND ENTERED INTO on this 18th day of September, 2009, by and between:

Larry H. Killian a natural person (hereinafter referred to as “Lessor”)

And

Colorado Goldfields Inc., a Nevada corporation (hereinafter referred to as “Lessee”).

IN CONSIDERATION of FIFTY MILLION (50,000,000) RESTRICTED SHARES OF COLORADO GOLDFIELDS INC. CLASS A COMMON STOCK and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor does hereby grant, demise and let exclusively unto Lessee for the duration and for the purposes herein specified, all of Lessor’s right, title and interest in and to the mining claims described in Exhibit A referred to as the “Leased Premises.”

I. EXCLUSIVE RIGHTS GRANTED

1. The Leased Premises are hereby leased exclusively to Lessee and its successor-in-interest for the following purposes, all or any of which may be performed by Lessee in such manner and at such time or times as Lessee may determine in its absolute discretion, subject to the terms hereof:

a.
Exploring and prospecting for, developing, mining, excavating, leaching, milling, processing and smelting, whether by open pit, underground, strip mining, solution mining, heap leaching, or any other methods deemed desirable by Lessee in its sole discretion, all minerals, ores, valuable rocks, rare earths and materials of all kinds, including mine dumps and tailings (hereinafter collectively referred to as “Leased Substances”);

b.	Processing, concentrating, beneficiating, treating, milling, smelting, shipping, selling and otherwise disposing of the Leased Substances and receiving the proceeds of any such sale;

c.	Erecting, constructing, maintaining, using and operating in and on the Leased Premises such buildings, structures, machinery, facilities and equipment as Lessee deems necessary; and

d.	Engaging in any other activity that Lessee deems reasonable and necessary to achieve the foregoing purposes.

II. TERM OF LEASE

2. The term of this Mining Lease shall be for three (3) years from the effective date set forth above, and may be renewed by Lessee for successive three (3) year periods upon substantially the same terms and provisions as set forth herein based upon the then-capital structure of the Lessee, until declared forfeited and canceled by Lessor or relinquished by Lessee as provided herein. Lessee shall give Lessor written notice of each renewal at least thirty (30) days prior to expiration of the respective three-year term. This Mining Lease shall automatically renew and continue so long as ores, minerals, or metals are produced or sold from the Leased Properties on a continuous basis.

III. ADVANCE ROYALTY AND WORK COMMITMENT

3.1 A portion of the “restricted” stock received by Lessor shall constitute an Advance Royalty paid the Lessor as initial consideration upon execution of this Mining Lease. A portion of such stock shall further constitute the minimum advance royalty on or before the anniversary date of each succeeding lease year.

3.2 Lessee shall be entitled to a $50,000 credit in the amount of all such Advance Royalties paid against Production Royalties otherwise owing to Lessor pursuant to Article IV of this Lease.

3.3 Lessee shall perform exploration, mining, development, production, processing or any other activity (“work” herein) which benefits the Leased Premises at a minimum cost of $50,000 for each successive three (3) year term during the term of this Mining Lease and commencing on the date of this Lease. All work on other lands within 500 feet of the boundary of any portion of the Leased Premises shall be deemed to benefit the Leased Premises for the work commitment if such work is part of an overall plan or project that includes the Leased Premises. All costs expended for work in excess of $50,000 for any three (3) year term shall accrue and be applied to the work commitment for the next successive 3-year term only; however, the maximum amount that can so accrue for the next succeeding lease term shall be no more than $50,000.

3.4 In the event that Lessee does not perform work in the amount of the entire $50,000 minimum expenditure (which amount will include any excess amount accrued from the prior three year term), Lessee shall pay Lessor the amount of any such shortage in cash or cash equivalents, including additional shares of Company stock. Within 30 days after the end of each three (3) year term, Lessee shall submit an accounting report of the expenditures toward the work commitment and a report containing factual, non-interpretive data concerning the work of Lessee during the preceding 3-year term. On or before November 30 of each year, a separate one-year report shall be prepared and furnished to Lessor containing factual, non-interpretive data concerning work of Lessee, if any, during the preceding calendar year.

3.5 The breach, by Lessee, of paragraphs 3.3 and/or 3.4 above shall entitle Lessor to immediately terminate the Lease and in such event, Lessor waives the right to sue for monetary damages.

IV. PRODUCTION ROYALTY

4.1 In addition to the consideration set forth herein, Lessee shall pay Lessor a Three and One Half percent (3.5%) Net Smelter Royalty on all mineral bearing ores.

4.2 The payment of Production Royalty shall be made not more than 45 days after the close of the month during which the payment is received from the smelter or buyer on which such Royalty is calculated.

4.3 “Net Smelter Returns” shall mean the net amount of money received by Lessee from the sale of Leased Substances to a smelter, refinery or other buyer, after deduction of costs of transportation to point of sale and costs of any concentration of Leased Substances prior to delivery to the smelter, refinery or other buyer, and less the deduction of all cost, penalties or charges required by said smelter, refinery or other buyer to be paid by Lessee as a condition of sale. In the event a Leased Substance is sold to any buyer other than a smelter, all costs incurred by Lessee after mining for processing or treating such substances, including refining, shall be deductible costs.

4.4 The payment of Production Royalty shall be made not more than 45 days after the close of the month during which the payment is received from the smelter or buyer on which such Royalty is calculated.

4.5 All Leased Substances which the Lessee chooses to market shall be marketed at the best terms reasonably obtainable, with due regard to freight differentials, and if such ores or concentrates or other products shall be treated at a smelter or refinery of Lessee, the smelter or refinery schedules used for determining the Net Smelter Returns thereon shall not be less favorable than the terms and conditions either being offered to others or being contracted with others at the time for products of like character and in similar quantities for delivery to Lessee’s smelters or refineries.

4.6 Lessee shall be entitled to credit all Advance Royalty payments paid to Lessor pursuant to Article III of this Mining Lease against all Production Royalties payable to Lessor under this Article IV.

4.7 If ores or concentrates produced from the Mining Properties are refined or smelted at a facility owned by the Lessee, then the royalty interest of the Lessor provided for herein may be computed on the basis of the value of such concentrate or shipment at the input side of such facility. The value shall be mutually agreed. If such value cannot be agreed upon, it shall be the highest price which can be obtained by shipping such ores or concentrate to a smelter willing to buy the same, taking into consideration the cost of transportation to the smelter and smelter costs and penalties.

4.8 By thirty (30) days’ written notice to the Lessee, the Lessor from time to time may elect to take its royalty interest in gold and silver in kind. In such event, the amount of the production shall be computed on the basis of the value thereof at the input of the smelter (either owned by the Lessee or otherwise), divided by the price thereof as above determined for gold or the Johnson Matthey quoted price for silver.

4.9 Direct Royalty Payment. The Lessor may request the smelter or other ore-purchasing agency to deliver said royalty interest in production directly to the Lessor or retain possession of such interest at the smelter for future sale

V. INSPECTION, REPORTS, BOOKS AND RECORDS

5.1 Lessor, or its duly authorized agent or representative, shall be permitted to enter into or upon the Leased Premises for the purpose of inspection, at all reasonable times during business hours, after 48 hours advance notice in writing to Lessee. Lessor shall enter upon said Leased Premises at Lessor’s own risk and so as not to hinder the operations of Lessee. Lessor shall indemnify and hold harmless Lessee from any damage, claim or demand arising from the entry or inspection by Lessor or its agent or representatives, or any of them, on the Leased Premises or the approaches thereto.

5.2 The books and records of Lessee insofar as they relate to operations on the Leased Premises pursuant to this Mining Lease shall be open to inspection and copying by Lessor or its duly authorized representatives, at the expenses of Lessor, during regular business hours, after 48 hours advance request in writing to Lessee. Within twenty-four (24) months after the end of each calendar year, Lessor may at its sole cost and expense make or have made an audit of the accounts and records of Lessee concerning operations on the Leased Premises for that calendar year; provided that Lessor may audit the accounts for a calendar year only once and provided further that Lessor must notify Lessee in writing of its intention to cause such an audit to be made sixty (60) days in advance of such date.

VI. DATA ON THE PROPERTY

6.1 Upon execution of this Mining Lease, Lessor will provide Lessee with access to all data concerning the Leased Premises then in possession of Lessor or its agents. Lessee shall have the right to make and remove copies of all such data at the expense of Lessee, but Lessee shall not remove original documents without written consent of Lessor. Lessee hereby acknowledges that Lessor has provided all data in its possession.

VII. PROTECTION FROM LIENS, DAMAGES AND LIABILITY

7.1 Lessee shall keep the Leased Premises free and clear of liens for labor done or performed or materials furnished on or for the development or operation of the Leased Premises under this Mining Lease. Lessee will not be considered in breach of this provision so long as Lessee, in good faith, contests the validity of any liens or claims against the Leased Premises.

7.2 Lessee shall indemnify and shall hold harmless Lessor and all of Lessor’s partners, agents, and employees, and each of them, from and against any and all obligations, debts, loss, damage, claims, demands, suits, controversies, costs, fees, liens, encumbrances, and liabilities whatsoever, including attorneys’ fees, in any way resulting from or arising out of any failure by Lessee to abide by any material term of the Mining Lease or any negligent or intentional act or omission by Lessee’s contractors arising out of or in connection with the operations and activities of Lessee hereunder, or out of its possession and occupancy of the Leased Premises, including environmental costs resulting from Lessee’s operations, or from any similar actions by the public during the term of this Mining Lease. Lessor shall not be responsible or liable for any loss or damage to Lessee or to Lessee’s property or business that may be occasioned by or through acts or omissions of persons or entities (other than for negligent or reckless acts or willful misconduct or omissions by Lessor or any of its partners, agents or employees) occupying, using, or passing over any part of the Leased Premises. Lessee shall use and occupy the Leased Premises at its own risk, and hereby releases Lessor, to the full extent permitted by law, from all claims of every kind or nature, including claims for loss of life, personal or bodily injury, or property damage except as otherwise excluded herein.

7.3 Lessor hereby indemnifies and holds Lessee harmless from and against any claim by the EPA or some similar federal or state agency based solely on past mining contamination or violations. In the event the EPA or a similar federal or state agency brings suit against Lessee as a person in the chain of title, Lessor further agrees to defend any such suit on Lessee’s behalf at its sole cost and expense.

7.4 Lessee shall establish a contingency reclamation reserve fund for the purpose of assuring payment of reclamation costs caused by Lessee. There shall be deducted from net smelter returns on all materials produced and sold from the Mining Properties, before any royalties are computed, five percent (5%) of the value thereof, for the purpose of a contingency reclamation reserve fund for paying potential reclamation costs, up to TWO HUNDRED THOUSAND DOLLARS ($200,000). Said five-percent deduction shall be placed in an escrow account. If upon the termination of this lease and the payment of all reclamation costs, there remain sums in said contingency reclamation reserve fund, the same shall be returned to the Lessee. If at any time after two years from the time the Mining Properties subject hereto or any of them are placed in production, it is determined that 5% of the value of such production exceeds the probable amount of reclamation to be paid from such fund or is insufficient to pay such taxes, then said 5% deduction shall be reduced or increased in such amount as may reasonably be expected to pay the reclamation costs which are to be paid therefrom. The monies placed in such reserve fund shall be deposited in such manner, if possible, to derive interest therefrom, and the interest shall become a part of the contingency reclamation reserve fund.

VIII. COMPLIANCE WITH LAW

8.1 In conducting its operations hereunder, Lessee will cause all work, development and mining to be done in a careful and miner-like manner, and Lessee shall fully comply with the terms and provisions of worker’s compensation laws and all other laws governing its operations under this Mining Lease, including but not limited to any mining or environmental obligation, under existing or hereafter enacted legislation.

IX. TERMINATION BY LESSEE

9.1 Lessee shall have the continuing right to terminate this Mining Lease at any time and to surrender the Leased Premises to Lessor by giving Lessor written notice thereof at least 30 days prior to the stated date of termination.

9.2 In the event of termination, all sums theretofore paid Lessor by Lessee shall, except in the case of manifest error, be retained by Lessor, and all obligations of Lessee to make payments (expect those accruing prior to the date to termination) and perform any other obligation set forth in this Mining Lease shall terminate, except any reclamation required by any federal or state regulatory agency.

9.3 In the event of termination, Lessee, upon request by Lessor, shall make, execute, acknowledge and deliver to Lessor a written relinquishment of this Mining Lease in recordable form.

X. DEFAULT

10.1 Lessee shall be in default hereunder if either of the following shall occur:

a. Lessee fails to fulfill an obligation to Lessor, or does not in good faith contest in writing the particular obligation, within thirty (30) days after receipt by Lessee of written notice from Lessor that a required obligation has become due and has not been satisfied; or

b. Lessee fails to perform any of the other covenants or agreements herein contained, and such failure continues for a period of 60 days after receipt by Lessee of written notice from Lessor of such failure, stating how it may be cured, and Lessee is not diligently proceeding to cure such failure or is not in good faith contesting the claimed failure.

c. In the event of default by Lessee as provided above, Lessor may at once enter into and upon the Leased Premises or any part thereof and declare a forfeiture and cancellation of this Mining Lease.

XI. REMOVAL OF EQUIPMENT

11.1 During the term hereof, Lessee is granted exclusive use of all structures, improvements and personal property located on the Leased Premises and owned by Lessor as of the date of this Mining Lease.

11.2 In the case of a valid forfeiture, surrender or other termination of this Mining Lease, Lessee shall have the right for a period of one hundred eighty (180) days to remove from the Leased Premises all warehouse stocks, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks and mine cars and any and all other machinery, trade-fixtures and equipment erected or placed in or upon said Leased Premises by it, except only rails, mine timbers, installed pipes and connections. All property not removed within said period shall be deemed abandoned to Lessor, unless such period is extended by agreement of Lessee and Lessor or by reason of force majeure as defined herein.

11.3 Lessee will not discard any structures, improvements and personal property located on the Leased Premises and owned by Lessor as of the date of this Mining Lease, or discovered by Lessee during the term of this Mining Lease, without prior written consent of Lessor.

XII. TITLE

12.1 Lessor warrants and covenants that it holds title and is in actual and exclusive possession of the Leased Premises free and clear from all grants, sales, liens, defects, adverse claims and encumbrances of any kind. Lessor shall deliver said actual, peaceful and exclusive possession of the Leased Premises to Lessee for the Term of this Mining Lease, and, during the Term of this Mining Lease Lessor shall not encumber or burden title to the Leased Premises in any way without the prior written consent of Lessee.

12.2 Lessor agrees to furnish Lessee such abstract, deeds or other evidence of title as may be in Lessor’s possession and control, and to allow and cooperate with Lessee, at Lessee’s option and expense, to have abstracts brought to date and to take such steps and proceedings to establish title as Lessee shall deem advisable. Lessee hereby acknowledges that Lessor has provided all title information in its possession.

12.3 The Lessor has the right and authority to execute this Mining Lease and lease the Mining Properties to the Lessee.

12.4 The Lessor is not aware of any litigation, claims, or demands made by others with respect to the title of its Mining Properties.

XIII. FORCE MAJEURE

13.1 The obligations of Lessee hereunder shall be suspended to the extent and for the period that performance of any of Lessee’s obligations hereunder is prevented by any cause, whether foreseeable or unforeseeable, which are determined to be beyond Lessee’s reasonable control (hereinafter “an event of force majeure”) including, without limitation any of the following, acts of nature; labor disputes; strikes or threats of strike; fire; explosion; earthquake; storm; flood; landslide; avalanche; drought or other adverse weather condition; interruption or delay in transportation; war ; insurrection; riot; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain, on reasonably acceptable terms, any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective, enforcement of federal, state or local environmental standards; unavoidable casualties; shortage of labor, equipment, fuel, material, parts, supplies, services or equipment; plant breakdown; or any disabling cause, whether similar or dissimilar to the foregoing enumeration.

13.2 If an event of force majeure occurs, the suspension of Lessee’s performance hereunder during such occurrence shall not be deemed a breach of the Mining Lease, and the Term of this Mining Lease shall be extended for a time period equal to the duration of such suspension. Lessee shall promptly give notice to Lessor of the suspension of performance, stating therein the cause and duration thereof. Lessee agrees to use reasonable diligence to remove such causes of suspension as may occur from time to time, but shall not be required to settle strikes or other labor difficulties contrary to its own judgment.

XIV. NOTICES

14.1 All notices, payments and elections required, permitted or requested hereunder shall be made in writing and delivered personally or made in writing and sent by regular mail, facsimile transmission or e-mail (except notice of termination or default, which shall be sent by certified mail, return receipt requested), addressed as follows:

To Lessor:

Larry H. Killian
355 County Road 160
Post, Texas 79356

To Lessee:

C. Stephen Guyer
Colorado Goldfields Inc.
10920 West Alameda Ave
Suite 207
Lakewood, Colorado 80226

unless otherwise changed or modified by written request of the recipient party.

XV. COMMINGLING OF ORE

15.1 The Lessee may mill ore produced from the Mining Properties and from other mining properties operated by him in the same general area in a mill located on the mining property operated by him or under his control and may commingle for milling purposes ore produced from any of the mining properties as well as ore produced from the Mining Properties subject hereto with ore from other properties not subject to this Mining Lease. In such event the Lessee shall establish procedures for determining the content of metal in the ores produced from such properties by calculating on a metallurgical basis in accordance with sampling and mill efficiency experience, so that the production royalties applicable to ores produced from each of the properties from which ores are commingled may reasonably be determined. Such procedures and the records thereof may be questioned by the Lessor at any time and submitted to arbitration in accordance with the rules of the American Arbitration Association if Lessor believes that such procedures are resulting in a disadvantage to its property.

XVI. TAXES

16.1 Lessee agrees to pay all taxes assessed against the Leased Premises during the term hereof (except federal, state or local taxes assessed on income) including, but not limited to, ad valorem property taxes, net proceeds or mine taxes, and all taxes for ores mined and ores treated under this Mining Lease. Payment of such taxes shall be made prior to the delinquency date of the tax.

XVII. INCIDENTAL USE OF PROPERTY

17.1 Lessee may possess, occupy and use, in the course of and as pertinent to its operations in the vicinity of, or upon the Leased Premises, all or any of the structures owned by Lessor located upon or within the Leased Premises. Lessee shall maintain in reasonably good state of repair all such structures which it elects to use to which it is granted exclusive use within the scope of such grant in Article XI, except for the ordinary wear and tear and reasonable depreciation resulting from Lessee’s said use and possession. During the period of use by Lessee, Lessee shall pay the insurance, power, light and miscellaneous costs that accrue on such structures as Lessee elects to use. Lessor makes no warranty as to the condition or safety of any structures upon the Leased Premises and Lessee agrees to accept the risk of loss resulting from its use of structures.

XVIII. ASSIGNMENT

18.1 The Lessee shall have the right to assign all or any portion of the Mining Properties to any financially able party or parties, provided that all conditions of this Mining Lease shall be binding upon the assignee and that he accepts Liability there for in writing and the Lessor is notified of such assignment and receives written acceptance of liability. No conveyance, assignment, or transfer affecting the mineral rights on the Mining Properties or the mineral production therefrom shall be made except subject to the terms and conditions of this Mining Lease

XIX. INUREMENT

19. The terms, provisions, covenants, warranties and agreements herein contained shall extend to, be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

XX. MEMORANDUM OF LEASE

20. Lessor and Lessee agree to execute a Memorandum setting forth the basic terms and conditions of this Mining Lease. Said Memorandum may be recorded in all public records where such documents are customarily recorded. Lessor and Lessee agree that this Mining Lease shall not be recorded.

XXI. OPTION TO PURCHASE

21. Lessor grants to Lessee the sole and exclusive option to purchase all of Lessor’s right, title and interest in the property (the Leased Premises) for a total purchase price of ONE MILLION TWO HUNDRED FIFTY THOUSAND dollars ($1,250,000) (hereinafter referred to as the “Purchase Price”). The Purchase Price may be paid in cash or other cash equivalent as mutually agreed by the Lessor and Lessee. Exercise of the option shall be effective upon delivery of written notice thereof to Lessor at Lessor’s business address or the address of Lessor’s registered agent. Lessee shall deliver to Lessor a negotiable instrument in the full amount of the Purchase Price in exchange for properly executed and acknowledged Deeds and/or other indicia of ownership in recordable form. Closing shall occur within sixty (60) days after exercise of the option.

XXII. STOCK LOCK-UP

22.1 The undersigned Lessor hereby agrees that for a period commencing on September 18, 2009 and expiring on September 18, 2012, he, she or it will not, directly or indirectly, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any securities of the Company issued pursuant to this Mining Lease, including common stock or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein (collectively, the “Securities”).

22.2 In order to enable the this Article XXII to be enforced, the undersigned Lessor hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Company’s securities with respect to any of the Securities registered in the name of the undersigned Lessor or beneficially owned by the undersigned Lessor, that are issued pursuant to this Mining Lease.

22.3 The undersigned Lessor understands and acknowledges that this Article XXII is revocable by the undersigned Lessor under the following circumstances.

a.	Upon economic hardship, to be determined by the board of directors of the Company;

b.
Any change in the ownership or control of common stock of the Company which results in more than 50% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement; provided, however, that it shall not be deemed a “Change of Control” under this subsection (a) if the change in ownership of more than 50% of the issued and outstanding common stock of the Company is pursuant to a public or private offering of common stock by the Company for capital raising purposes, and such offering was approved by the Board of Directors of the Company;

c.
A merger or consolidation of the Company with another entity such that more than 50% of the issued and outstanding voting stock of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of the Company as of the date of this Agreement.

IN WITNESS WHEREOF, the parties undersigned warrant that they are properly authorized to bind their respective organizations and enter into this Mining Lease according to all terms and provisions hereof, effective as of the day and year first above written.

Lessor:

/s/ Larry H. Killian
Larry H. Killian

Date signed:

18 September 2009

Lessee:

/s/ C. Stephen Guyer
Colorado Goldfields, Inc.
C. Stephen Guyer, Chief Financial Officer

Date signed:

18 September 2009

EXHIBIT A

DESCRIPTION OF MINING PROPERTIES

Larry H Killian

355 County Road 160
Post, TX 79356-7310

806-996-5601
806-632-6906 cell
killian@poka.com

County Mining Property of Larry H. Killian

King Solomon – 7.33
Mountain Queen – 10.31
Jura – 10.33
A group of 27.97 total acres

Other Properties

Bowery – 6.880 acres

Contra-Costa – 9.920
Dolly Varden No. 2 – 8.860
Ext & Combination of Dolly Varden #2 and Ethan Allen – 10.330
A group of 29.11 total acres

Mater Delorosa – 10.30
Hungry Joe – 10.30
A group of 20.60 total acres

Humming Bird - 9.69
Humming Bird Ext. - 8.76
A group of 18.45 total acres

Galena Mill Site - 4.207
Galena #2 - 5.623
A group of 9.830 total acres

Total County Acreage = 112.84 acres

Also 38 lots in the Taylor Addition (Shrine Hill)

County Mining Property of Larry H. Killian King Solomon — 7.33 Mountain Queen -10.31 Jura -10.33 Agroup of 27.97 total acrts Other Properties Bowel)’ — 6.880 acres Conlra.costa — 9.920 DollyVarden No. 2- 9.860 Ext &Combination of Dolly Varden ‘2 and Ethan Allen — 10.330 Agroup of29.11 total acres Mater Delarosa -10.30 HungryJoe -10.30 Agroup of20.6O total acrl’S Humming Bird ·9.69 Humming Bird Ext.. 8.76 Agroup of 18.45 total acres Galena Mill Site · 4,201 Galena #2 ·5.623 Agroup of9.830 total acres Total County Acreage: 112.84 acres Also 38 lots in the Taylor Addition (Shrine Hill)